Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "THE NFT GAMING COMPANY, INC.", FILED IN THIS OFFICE ON THE FOURTH DAY OF NOVEMBER, A.D. 2022, AT 12:25 O`CLOCK P.M.

SECRETARY'S OFFICE 1793 DELAWARE 1855

Jeffrey W. Bullock, Secretary of State

6707337 8100
SR# 20223942730

Authentication: 204788486
Date: 11-04-22

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:25 PM 11/04/2022
FILED 12:25 PM 11/04/2022
SR 20223942730 - File Number 6707337

FIRST AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF THE NFT GAMING COMPANY INC.

The undersigned, Vadim Mats, hereby certifies that:

1. He is the Chief Executive Officer of The NFT Gaming Company, Inc., a Delaware corporation (the "Corporation"), and is duly authorized by the unanimous written consent of the Board of Directors of the Corporation to execute this instrument.

2. This Certificate of Amendment to the Certificate of Incorporation was duly approved by the Corporation's Board of Directors, in accordance with the applicable provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, and duly adopted by written consent of the holders of a majority of the outstanding shares of common stock of the Corporation, in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

3. Article FOURTH is hereby amended and restated to read in full as follows:

"Immediately upon the filing of this Certificate of Amendment, each 1.33 outstanding shares of Common Stock will be exchanged and combined, automatically and without further action, into one (1) share of Common Stock (the "**Reverse Stock Split**"). The Reverse Stock Split shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, Common Stock of the Corporation. The Reverse Stock Split shall be effected on a certificate-by-certificate basis and no fractional shares shall be issued upon the exchange and combination and any such fractional shares shall be rounded up to the nearest whole share.

FOURTH: The total number of shares of capital stock that the Corporation shall have authority to issue is 55,000,0000 shares, consisting of 50,000,000 shares of common stock, par value $0.0001 per share (the "**Common Stock**"), and 5,000,000 shares of preferred stock, par value $0.0001 per share (the "**Preferred Stock**").

4.1 Common Stock. A statement of the designations, powers, preferences, rights, qualifications, limitations and restrictions in respect to the shares of Common Stock is as follows:

(a) **Dividends.** The Board of Directors of the Corporation may, at their sole discretion, cause dividends to be paid to the holders of shares of Common Stock out of funds legally available for the payment of dividends by declaring an amount per share as a dividend. When and as dividends are declared on the Common Stock, whether payable in cash, in property or in shares of stock or other securities of the Corporation, the holders of Common Stock shall be entitled to share ratably according to the number of shares of Common Stock held by them, in such dividends.

(b) **Liquidation Rights.** Subject to the terms of any resolution or resolutions adopted by the Board of Directors pursuant to Section 4.2 below, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Common Stock shall be entitled to share ratably, according to the number of shares of Common

Stock held by them, in all remaining assets of the Corporation available for distribution to its stockholders.

(c) **Voting Rights.** Except as otherwise provided in this Certificate of Incorporation or required by applicable law, the holders of Common Stock shall be entitled to vote on each matter on which the stockholders of the Corporation shall be entitled to vote, and each holder of Common Stock shall be entitled to one vote for each share of such stock held by him. Notwithstanding the foregoing, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any resolution adopted pursuant to Section 4.2 below relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any resolution adopted pursuant to Section 4.2 relating to any series of Preferred Stock).

4.2 Preferred Stock. The Board of Directors is authorized, subject to any limitation prescribed by law, to adopt one or more resolutions to provide for the issuance of the shares of Preferred Stock in one or more series, and by filing a certificate pursuant to applicable Delaware law to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL and without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any resolution adopted pursuant to this Section 4.2.

The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(a) The number of shares constituting the series and the distinctive designation of the series;

(b) The dividend rate (or the method of calculation of dividends) on the shares of the series, whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series;

(c) Whether the series shall have voting rights, in addition to the voting rights required by law, and if so, the terms of such voting rights;

(d) Whether the series shall have conversion rights, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(e) Whether or not the shares of that series shall be redeemable or exchangeable, and, if so, the terms and conditions of such redemption or exchange, as the case may be, including the date or dates upon or after which they shall be redeemable or exchangeable, as the case may be, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f) Whether the series shall have a sinking fund for the redemption or purchase of shares of that series, and if so, the terms and amount of such sinking fund;

(g) The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights or priority, if any, of payment of shares of the series; and

(h) Any other relative rights, preferences, powers and limitations of that series.

Except for any difference so provided by the Board of Directors, the shares of Preferred Stock will rank on parity with respect to the payment of dividends and to the distribution of assets upon liquidation."

4. This Certificate of Amendment is effective immediately upon filing.

IN WITNESS WHEREOF, the Corporation has caused this First Amendment to the Certificate of Incorporation to be executed this 4th day of November 2022.

THE NFT GAMING COMPANY, INC.

By: /s/ Vadim Mats
Vadim Mats
Chief Executive Officer